EXECUTION COPY





                             SEARS, ROEBUCK AND CO.
                                    Servicer

                                   SRFG, INC.
                                     Seller


                                       and


                              THE BANK OF NEW YORK
                                     Trustee

                       on behalf of the Certificateholders

                                 AMENDMENT NO. 6

                          Dated as of November 3, 2003

                                    amending

                         POOLING AND SERVICING AGREEMENT

                            Dated as of July 31, 1994


             -------------------------------------------------------


                          CITIBANK OMNI-S MASTER TRUST
          (formerly known as the Sears Credit Account Master Trust II)

                                    RECITALS
                                    --------

        WHEREAS, the parties hereto have entered into that certain Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the "Agreement"), by and among Sears, Roebuck and Co., a New York corporation, as Servicer ("Sears"), SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.), a Delaware corporation, as Seller ("SRFG") and The Bank of New York, a New York banking corporation, as successor to Bank One National Association (formerly The First National Bank of Chicago), as Trustee (the "Trustee");



         WHEREAS, Sears, SRFG and the Trustee desire to effect certain amendments to the Agreement pursuant to Section 13.01 of the Agreement (this "Amendment").

                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, Sears and SRFG agree with the Trustee as follows:

I.       Definitions.
         -----------

         Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement, as amended hereby.

II.      Amendments to Section 1.01.
         --------------------------

         (a) Section 1.01 of the Agreement is amended by deleting the defined terms "Bank", "Credit Guidelines", "Investor Accounts", "Permitted Investments" and "Sears" in their entirety and substituting in lieu thereof the following:

         ""Credit Guidelines" shall mean the policies and procedures relating to the operation of the credit business of Sears or its affiliates, including, without limitation, the written policies and procedures and the exercise of judgment by employees of Sears or its affiliates in accordance with the normal practice of Sears or its affiliates, as applicable, for determining the creditworthiness of credit customers and the extension of credit to customers, and relating to the maintenance of credit accounts and collection of credit receivables, as such policies and procedures may be amended from time to time; provided, however, that following a transfer of the role of Servicer pursuant to
Section 13.08, the new Servicer may, with the prior approval of the Seller, apply some or all of the policies and procedures of the prior Servicer during a transition period of no more than 30 days following such transfer of the role of Servicer."

         ""Bank" shall mean initially Sears National Bank, a national banking association, and following the transfer of the Accounts to another bank, such other bank shall be deemed to be the Bank."

         ""Investor Accounts" shall mean the Collections Account, the Group Collections Accounts, the Excess Funding Account (General), the Excess Funding Account (SRC) and any other accounts specified as Investor Accounts in any applicable Series Supplement."

         ""Permitted Investments" shall mean:


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

                  (a) negotiable instruments or investment property that evidences: (i) obligations issued or fully guaranteed, as to timely payment, by the United States of America or any instrumentality or agency thereof when such obligations are backed by the full faith and credit of the United States of America; (ii) time deposits in, or bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Trust's investment or contractual commitment to invest therein, the short-term deposits or commercial paper of such depository institution or trust company shall have the Highest Rating; (iii) commercial paper or other short-term obligations having, at the time of the Trust's investment or contractual commitment to invest therein, the Highest Rating; or (iv) investments in money market or common trust funds having the Highest Rating;

                  (b) demand deposits in the name of the Trust or the Trustee in any depository institution or trust company referred to in clause
         (a)(ii) above;

                  (c) securities not represented by an instrument, which (i) are registered in the name of the Trustee upon books maintained for that purpose by or on behalf of the issuer thereof and identified on books maintained for that purpose by the Trustee as held for the benefit of the Trust or the Certificateholders, and consisting of shares of an open end diversified investment company that is registered under the Investment Company Act of 1940, as amended, and that (A) invests its assets exclusively in obligations of or guaranteed by the United States of America or any instrumentality or agency thereof having in each instance a final maturity date of less than one year from their date of purchase or other Permitted Investments; (B) seeks to maintain a constant net asset value per share and (C) has aggregate net assets of not less than $100,000,000 on the date of purchase of such shares and
         (ii) will not result in a Ratings Event as confirmed in writing by the Rating Agencies;

                  (d) a guaranteed investment contract (guaranteed as to timely payment), investment in which will not cause a Ratings Event;

                  (e) repurchase agreements transacted with either

                           (i) an entity subject to the United States federal
                  bankruptcy code, provided that (A) the term of the repurchase agreement is consistent with the requirements set forth in
                  Section 4.02(c) with regard to the maturity of Permitted Investments or is due on demand, (B) the Trustee has possession of the collateral, (C) the Trustee on behalf of the Trust has a perfected first priority security interest in the collateral, (D) the market value of the collateral is maintained at the requisite collateral percentage of the obligation in accordance with standards of the Rating Agencies, (E) the failure to maintain the requisite collateral level will obligate the Trustee to liquidate the collateral immediately, (F) the securities subject to the repurchase agreement are either obligations of or fully guaranteed as to principal and interest by, the United States of America or any instrumentality or agency thereof, certificates of deposit or bankers acceptances and (G) the


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

                  securities subject to the repurchase agreement are free and clear of any third party lien or claim; or

                           (ii) a financial institution insured by the FDIC, or
                  any broker-dealer with "retail customers" that is under the jurisdiction of the Securities Investors Protection Corp. ("SIPC"), provided that (A) the market value of the collateral is maintained at the requisite collateral percentage of the obligation in accordance with the standards of the Rating Agencies, (B) the Trustee has possession of the collateral,
                  (C) the Trustee on behalf of the Trust has a perfected first priority security interest in the collateral, (D) the collateral is free and clear of third party liens and, in the case of an SIPC broker, was not acquired pursuant to a repurchase or reverse repurchase agreement and (E) the failure to maintain the requisite collateral percentage will obligate the Trustee to liquidate the collateral; provided, however, that at the time of the Trust's investment or contractual commitment to invest in any repurchase agreement, the short-term deposits or commercial paper rating of such entity or institution in subsections (i) and (ii) shall have a credit rating not lower than the Highest Rating; and

                  (f) any other investment that will not cause a Ratings Event;

                  Permitted Investments shall include, without limitation, securities of Sears or any of its affiliates that otherwise qualify as a Permitted Investment under clause (a), (b), (c), (d), (e) or (f) above."

         ""Sears" shall mean initially Sears, Roebuck and Co., a New York corporation, and its successors and assigns, including, for all purposes under this Agreement, other than Sections 9.01(c) and (d), any entity that becomes the Servicer in connection with any transfer effected pursuant to Section 13.08."

         ""SRFG" shall mean SRFG, Inc., a Delaware corporation, and its successors and assigns, including any Person that becomes the Seller in connection with any transfer effected pursuant to Section 7.02."

         (B) Section 1.01 of the Agreement is amended by adding the following in the appropriate alphabetical order:

         ""Amendment Date" shall mean November 3, 2003."

III.     Amendment to Section 2.04.
         -------------------------

         (a) The initial paragraph of Section 2.04 of the Agreement is amended and restated to read in its entirety as follows:

                  "SECTION 2.04 Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Trust, in the case of subsections (a) through (c) and (f) through (g) below, as of the date of this Agreement and the Initial Closing Date, in the case of subsections (d) and (e) below, as of the dates specified therein and in the case of subsections (h) through (l) below, as of the Amendment Date, that:"


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

         (b) Section 2.04(a) of the Agreement is amended and restated to read in its entirety as follows:

                  "(a) Organization, etc. The Seller has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to execute and deliver this Agreement and to perform the terms and provisions hereof."

         (c) Section 2.04 of the Agreement is amended and restated by adding the following subsections beneath subsection (g) therein:

                  "(h) This Agreement creates either (A) a valid transfer to the Trust of all right, title and interest of the Seller in, to and under the Receivables conveyed to the Trust pursuant to Section 2.01 of this Agreement, and such property will be held by the Trust free and clear of any Lien of any Person claiming through or under the Seller, except for (x) Liens permitted pursuant to subsection (j) below, or (y) the interests of the Seller as holder of the Seller Certificate or (B) a valid and continuing security interest (as defined in the applicable
         UCC) in the Receivables in favor of the Trust, which is enforceable with respect to the Receivables at the time such Receivables arise in the Accounts. If this Agreement constitutes the grant of a security interest to the Trust in the Receivables, such security interest is prior to all other Liens (other than Liens permitted pursuant to subsection (j) below).

                  (i) The Receivables constitute "accounts" within the meaning of the applicable UCC.

                  (j) Immediately prior to the conveyance of the Receivables pursuant to this Agreement, the Seller owns and has good and marketable title to, or has a valid security interest in, the Receivables free and clear of any Lien, claim or encumbrance of any Person; provided that nothing in this subsection (j) shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables any Liens for any taxes if such taxes shall not at the time be due and payable or if their validity is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside by the taxpayer.

                  (k) The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the transfer of the Receivables from the Seller to the Trust, and the security interest granted to the Trust under this Agreement in the Receivables arising hereunder.

                  (l) Other than the transfer of the Receivables to the Trust pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables. Other than in connection with the transfer of the Receivables to the Trust pursuant to this Agreement, the Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables."


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

         (c) The final paragraph of Section 2.04 of the Agreement is amended and restated to read in its entirety as follows:

                  "Notwithstanding any other provision of this Agreement, the representations and warranties set forth in subsections (a) through (g) above shall survive the transfer and assignment of the Receivables to the Trust, and the representations and warranties set forth in subsections (h) through (l) above shall be continuing, and remain in full force and effect, until such time as all Investor Certificates have been finally and fully paid. In the event that any of the representations and warranties set forth in subsections (h) through (l) above is breached, the Trustee covenants that it shall not waive such breach without first confirming that such waiver will not result in a Ratings Event with respect to Standard & Poors."


IV.      Amendment to Section 3.03(a).
         ----------------------------

         Section 3.03(a) of the Agreement is amended and restated to read in its entirety as follows:

                  "(a) Organization, etc. The Servicer has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to execute and deliver this Agreement and to perform the terms and provisions hereof."

V.       Amendments to Section 4.02.
         --------------------------

(a) Section 4.02(a) of the Agreement is amended and restated to read in its entirety as follows:

                  "(a) Establishment of the Collections Account, the Group Collections Accounts and the Excess Funding Accounts. The Trustee, for the benefit of Certificateholders, shall cause to be established and maintained in the name of the Trust either (i) non-interest bearing segregated trust accounts with the corporate trust department of an office or branch of a Qualified Trust Institution or (ii) non-interest bearing segregated deposit accounts or securities accounts with an Eligible Institution. One account shall be designated the "Collections Account," one account shall be designated the "Excess Funding Account
         (SRC)," one account shall be designated for each Group (each, a "Group Collections Account"), in each case marked to indicate clearly that the funds deposited therein and property credited thereto are held by the Trustee for the benefit of the Certificateholders. Subject to subsection (c) below, the Trust shall possess all right, title and interest in all property from time to time credited to and all funds from time to time on deposit in the Collections Account, the Excess Funding Account (General), the Excess Funding Account (SRC) and each Group Collections Account and in all proceeds thereof. Pursuant to authority granted to it pursuant to Section 3.01(b), the Servicer shall have the revocable power to instruct the Trustee to withdraw funds from the Collections Account, the Excess Funding Account (General), the Excess Funding Account (SRC)


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

         and the Group Collections Accounts for the purpose of carrying out the duties of the Servicer hereunder. The Servicer at all times shall maintain accurate records reflecting each transaction in the Collections Account, the Excess Funding Account (General), the Excess Funding Account (SRC) and the Group Collections Accounts."

(b) Section 4.02(c) of the Agreement is amended and restated to read in its entirety as follows:

                  "(c) Administration of Trust Property and the Investor Accounts. Except as otherwise provided in a relevant Series Supplement, any funds on deposit in any Investor Account for more than one Business Day shall at all times be invested in Permitted Investments at the written direction of the Seller or its agent, subject to the restrictions set forth below. The Trustee shall hold or maintain all property of the Trust, including all Permitted Investments, such that the Trustee at all times has a first-priority perfected security interest in such property. Any Permitted Investment with a stated maturity shall mature on or prior to the next Distribution Date related to the earliest Due Period (or such other date as the Rating Agencies shall permit) in which Collections invested in such Permitted Investment were received. Withdrawals from the Collections Account pursuant to any applicable Series Supplement shall be deemed to be made from Collections in the order in which such Collections were deposited in the Collections Account. On each applicable Distribution Date, all interest and earnings (less investment expenses) on funds on deposit in any Investor Account, if any, shall be deposited by the Trustee in the Collections Account. For purposes of determining the availability of funds or the balances in such Investor Accounts for any reason under this Agreement or any Series Supplement, all investment earnings on such funds shall be deemed not to be available or on deposit. If at any time any Investor Account shall be located at an institution that fails to meet the qualification requirements for an Eligible Institution or a Qualified Trust Institution, as applicable, the Trustee shall move or cause to be moved such Investor Account to an institution meeting the requisite qualifications requirements within ten Business Days of the date the Trustee becomes aware of such lack of qualification."

VI.      Amendment to Section 6.08(b).
         ----------------------------

         Section 6.08(b) of the Agreement is amended and restated to read in its entirety as follows:

                  "(b) If there shall be delivered to the Seller and the Trustee
         (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Seller or the Trustee that such Certificate has been acquired by a protected purchaser, the Seller shall execute and upon its request the Trustee shall authenticate and deliver (in the case of a Bearer Certificate, outside the United States), in lieu of any such destroyed, lost or stolen Certificate, a Certificate of the same Class and Series, of a like Fractional Undividend Interest and bearing a number not contemporaneously outstanding."


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

VII.     Amendment to Section 7.07.
         -------------------------

         Section 7.07 of the Agreement is amended and restated to read in its entirety as follows:

         "Other Indebtedness. Except for the issuance of additional Series of Investor Certificates pursuant to Section 6.07, the Seller shall not incur any additional debt, other than any indebtedness to the Servicer or Affiliate of the Servicer, in each case in connection with the acquisition of Receivables as specifically contemplated by this Agreement (which indebtedness shall be subordinated to all other obligations of the Seller), unless it has been advised by the Rating Agencies that the incurrence of such debt will not result in a Ratings Event."


VIII.    Amendments to Section 13.02.
         ---------------------------

(a) Section 13.02(b) of the Agreement is amended and restated to read in its entirety as follows:

                  "(b) Within fifteen days after the Seller makes any change in its name or its type or jurisdiction of organization, the Seller shall give the Trustee notice of any such change and shall file such financing statements or amendments as may be necessary to continue and maintain the perfection of the Trust's security interest in the Receivables and the proceeds thereof."

         (b) Section 13.02(c) of the Agreement is amended and restated to read in its entirety as follows:

                  "(c) Each of the Seller and the Servicer will give the Trustee prompt written notice of any relocation of any office from which it services Receivables or keeps records concerning the Receivables. Each of the Seller and the Servicer shall at all times maintain its principal executive office within the United States of America."

IX.      Amendment to Section 13.08.
         --------------------------

         Section 13.08 of the Agreement is amended and restated to read in its entirety as follows:

                  "This Agreement, including any Series Supplement, may not be assigned by the Servicer except (a) as provided in Section 7.05,
         Section 8.02 and Section 8.06, (b) in connection with a change in Seller pursuant to Section 7.02, in which case such assignment shall not be effective until the Servicer has been advised by the Rating Agencies that such transaction would not result in a Ratings Event or
         (c) with the prior consent of Holders of Investor Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Class Invested Amount of each Class of each Series of Investor Certificates on a Class-by-Class basis."

X.       Amendment to Exhibit G.
         ----------------------

         Exhibit G of the Agreement is amended and restated to read in its entirety as follows:


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

                  "With the filing of financing statements covering the Receivables in the offices of the Secretary of State of Delaware, the security interest of the Trustee in the Receivables has been duly perfected. No other action is required to continue such perfection prior to the six month period preceding the fifth anniversary of the filing of such financing statements."

XI.      Amendment to the Agreement.
         --------------------------

         The Agreement is hereby amended by deleting each instance of the words "Sears Credit Account Master Trust II" wherever they may appear and replacing them with the words "Citibank Omni-S Master Trust".

XII.     Effectiveness.
         -------------

         This Amendment shall become effective upon receipt by the Seller, the Servicer and the Trustee of the following, each of which shall be reasonably satisfactory to such party:

                  (a) notification in writing from each Rating Agency that the terms of this Amendment shall not result in a Ratings Event; and

                  (b) counterparts of this Amendment duly executed by the parties hereto.

XIII.    Miscellaneous.
         -------------

         Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

         Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                            [Signature page follows]

         IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

                                   SRFG, INC.
                                   as Seller

                                   By:    /s/ George F. Slook
                                          -------------------
                                   Name:  George F. Slook
                                   Title: President and Chief Executive Officer

                                   SEARS, ROEBUCK AND CO.
                                   as Servicer

                                   By:    /s/ Larry R. Raymond
                                          --------------------
                                   Name:  Larry R. Raymond
                                   Title: Vice President and Treasurer

                                   THE BANK OF NEW YORK,
                                   as Trustee

                                   By:    /s/ Eric A. Lindahl
                                          -------------------
                                   Name:  Eric A. Lindahl
                                   Title: Agent






[Signature Page to Amendment No. 6 to the Pooling and Servicing Agreement]